Exhibit 99.1

FOR IMMEDIATE RELEASE

CAPITOL ACQUISITION CORP. II
SECURITIES TO COMMENCE SEPARATE TRADING

Washington, D.C., June 27, 2013 – Capitol Acquisition Corp. II (NASDAQ: CLACU) announced today that separate trading of the shares of common stock and warrants underlying the units would commence on or about July 1, 2013.  The common stock and warrants will be listed on the Nasdaq Capital Market under the symbols CLAC and CLACW, respectively.  Units not separated will continue to be listed on the Nasdaq Capital Market under the symbol CLACU.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  The offering was made only by means of a prospectus, copies of which may be obtained by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov.  Alternatively, a copy of the prospectus relating to the offering may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 1-800-831-9146, Email: batprospectusdept@citi.com or Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005-2836, Attention: Prospectus Group, Telephone: (800) 503-4611, Email: prospectus.cpdg@db.com..

Capitol Acquisition Corp. II was formed for the purpose of acquiring through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination one or more businesses or entities. Its efforts in identifying a prospective target business will not be limited to a particular industry or geographic region.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties.  Forward looking statements are statements that are not historical facts.  Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

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